Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This agreement to amend that certain Employment Agreement (defined below) (this “Agreement”) is entered into December 10, 2004, and effective as of December 8, 2004, by and between Calypso Management LLC, a Delaware limited liability company (“Calypso Management”), and Donald H. Hunter (“Mr. Hunter”).

WHEREAS, the parties hereto desire to increase the bonus opportunity provided to Mr. Hunter pursuant to that certain letter agreement dated as of August 8, 2000 by and between Calypso Management and Mr. Hunter (the “Employment Agreement”), from a bonus opportunity of up to 100% of Mr. Hunter’s base salary to a bonus opportunity of up to 110% of Mr. Hunter’s base salary.

NOW, THEREFORE, in consideration of the foregoing, and the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.	Amendment to Employment Agreement. The first sentence of Paragraph 3 of the Employment Agreement is hereby amended by replacing the terms “annual bonus opportunity of up to 100% of your base salary” with the terms “annual bonus opportunity of up to 110% of your base salary” so that the first sentence of Paragraph 3 now reads:

“Your annual base salary will be $250,000 and you will be provided with an annual bonus opportunity of up to 110% of your base salary, which will be based upon the achievement of performance goals to be established by the Board.”

2.	Miscellaneous.

a.	This Agreement is effective as of December 8, 2004, and except as set forth herein, the Employment Agreement remains in full force and effect and is otherwise unaltered by this Agreement.

b.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. A facsimile or photocopy of a counterpart shall be sufficient to bind the party or parties whose signature(s) appear thereon.

c.	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to its conflicts of laws principles.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CALYPSO MANAGEMENT LLC

By:	/s/ Stephen G. Kasnet
Name:	Stephen G. Kasnet
Title:	President and Chief Executive Officer

DONALD H. HUNTER

By:	/s/ Donald H. Hunter
Donald H. Hunter, Individually